Exhibit 30
AGREEMENT AND PLAN OF MERGER
by and among
RENOVA MEDIA ENTERPRISES LTD.,
GALAXY MERGER SUB CORPORATION,
a subsidiary of Renova Media Enterprises Ltd., and
MOSCOW CABLECOM CORP.
Dated as of February 21, 2007

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ANNEX AND EXHIBITS

Annex I	Glossary of Defined Terms I-1

Exhibit A	Certificate of Incorporation A-1

Exhibit B	Form of Written Consent of Stockholder B-1

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 21, 2007, by and among Renova Media Enterprises Ltd., a Bahamian corporation (“Parent”), Galaxy Merger Sub Corporation, a Delaware corporation and a subsidiary of Parent (“Merger Sub”), and Moscow CableCom Corp., a Delaware corporation (the “Company”).
RECITALS
     WHEREAS, the definitions of certain capitalized terms used in this Agreement are set forth in Annex I;
     WHEREAS, as of the date hereof, Parent owns 3,375,084 shares of Common Stock, warrants to purchase 1,687,542 shares of Common Stock, 4,500,000 shares of Series B Stock and warrants to purchase 8,283,000 shares of Series B Stock;
     WHEREAS, a special committee (the “Special Committee”) of the board of directors of the Company (the “Company Board”) has unanimously recommended to the Company Board that the Company Board approve this Agreement and the acquisition of all of the equity interests of the Company which Parent does not beneficially own on the date hereof, on the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, the Company Board has, by the unanimous vote of those directors adopting the applicable resolutions, duly approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and conditions set forth in this Agreement;
     WHEREAS, the boards of directors of each of Parent and Merger Sub have approved this Agreement;
     WHEREAS, Parent, as the sole shareholder in Merger Sub, will adopt this Agreement following the execution of this Agreement;
     WHEREAS, concurrently with the execution of this Agreement, RME Finance Ltd, a company formed under the laws of the Republic of Cyprus (“Bridge Finance Lender”), the Company and Company Sub, have entered into the Bridge Facility Agreement dated as of the date hereof (the “Bridge Facility Agreement”), pursuant to which Bridge Finance Lender has agreed, subject to the terms and conditions set forth therein, to make available to Company Sub certain Loans (as defined in the Bridge Facility Agreement), the payment and performance of which has been unconditionally guarantied by the Company; and
     WHEREAS, the Company, Parent and Merger Sub desire to make those representations, warranties, covenants and agreements specified herein in connection with this Agreement.
     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I
THE MERGER; CLOSING; EFFECTIVE TIME
     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II of this Agreement. The Merger shall have the effects specified in the DGCL.
     1.2 Closing. Unless otherwise mutually agreed in writing between Parent and the Company, the closing for the Merger (the “Closing”) shall take place at the offices of DLA Piper US LLP, 1251 Avenue of the Americas, 29th Floor, New York, New York 10020-1041, at 9:00 A.M. local time on the first Business Day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or, subject to applicable Law, waived in accordance with this Agreement.
     1.3 Effective Time. Immediately following the Closing, Parent and the Company shall cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided by the applicable provisions of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger (the “Effective Time”).
ARTICLE II
CERTIFICATE OF INCORPORATION AND BY-LAWS
OF THE SURVIVING CORPORATION
     2.1 The Certificate of Incorporation. The certificate of incorporation of the Company shall be amended to read in its entirety as set forth in Exhibit A and shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until thereafter amended as provided therein or by applicable Law.
     2.2 The By-Laws. The By-Laws of the Company shall be amended and restated to conform to the By-Laws of Merger Sub as in effect immediately prior to the Effective Time and shall be the By-Laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein or in accordance with the Charter and applicable Law.

ARTICLE III
OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION
     3.1 Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.
     3.2 Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.
ARTICLE IV
EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES
     4.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any capital stock of Parent, Merger Sub or the Company:
          (a) Merger Consideration.
               (i) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (A) shares of Common Stock owned by Parent, (B) shares of Common Stock owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company, or (C) shares of Common Stock (the “Dissenting Common Shares”) that are owned by stockholders holding Common Stock who are entitled to demand and properly demand an appraisal of their shares of Common Stock (the “Dissenting Common Stockholders”) pursuant to Section 262 of the DGCL (each of (A), (B) and (C) of this sentence, an “Excluded Common Share” and collectively, “Excluded Common Shares”)) shall be converted into the right to receive an amount in cash equal to $12.90 (the “Common Stock Merger Consideration”).
               (ii) Each share of Series A Convertible Preferred Stock of the Company, par value $0.01 per share (“Series A Stock”), issued and outstanding immediately prior to the Effective Time (other than (A) shares of Series A Stock owned by Parent, (B) shares of Series A Stock owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company, or (C) shares of Series A Stock (the “Dissenting Series A Shares”) that are owned by stockholders holding Series A Stock who are entitled to demand and properly demand appraisal of their shares of Series A Stock (the “Dissenting Series A Stockholders”) pursuant to Section 262 of the DGCL (each of (A), (B) and (C) of this sentence, an “Excluded Series A Share” and collectively, “Excluded Series A Shares”)) shall be converted into the right to receive an amount in cash equal to the product of (x) the Common Stock Merger Consideration and (y) the number of shares of Common Stock into which one share of Series A Stock is convertible in accordance with its terms at the Effective Time (together with any declared and unpaid dividends on a share of Series A Stock for which a record date has occurred prior to the Closing Date, in accordance with the terms of the Series A Stock) (the “Series A Merger Consideration”) (it being understood that the aggregate amount payable to any individual holder of record of Series A Stock shall be rounded to the nearest cent).
               (iii) At the Effective Time, all shares of Common Stock and Series A Stock shall no longer be outstanding and all shares of Common Stock and Series A Stock shall be cancelled and retired and shall cease to exist, and each certificate (a “Certificate”) formerly representing any such shares of Common Stock or Series A Stock (other than Excluded Common Shares or Excluded Series A Shares) shall thereafter represent only the right to the Common Stock Merger Consideration or Series A Merger Consideration, as applicable, and any Dissenting Common Shares or Dissenting Series A Shares shall thereafter represent only the right to receive the applicable payments set forth in Section 4.3. At the Effective Time, all shares of Series B Stock, which are all held by Parent as of the date hereof, shall cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.
          (b) Cancellation of Parent-Owned Shares and Treasury Shares. Each share of Company capital stock issued and outstanding immediately prior to the Effective Time and owned by Parent, the Company, or any direct or indirect wholly-owned Subsidiary of the Company shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.
          (c) Merger Sub Shares. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of shares of common stock, par value $0.01 per share, of the Surviving Corporation equal to the result of dividing (i) the difference between (x) the sum of the shares of Company Common Stock that are, immediately prior to the Effective Time, outstanding, issuable upon conversion of convertible securities, issuable upon exercise of exercisable securities, and/or issuable upon conversion of securities issuable upon exercise of exercisable securities, which sum shall be set forth on a certificate executed by a duly authorized executive of the Company and delivered to Parent at the Closing, and (y) the number of shares subject to Company Options that, immediately prior to the Effective Time, are not terminable upon the Surviving Corporation’s delivery of an Option Cash Out Payment, as defined and described in Section 4.4(a), by (ii) 1,000 (the number of shares of Merger Sub Common Stock that will be outstanding immediately prior to the Effective Time).
     4.2 Surrender of Certificates for Payment.
          (a) Paying Agent. At or immediately prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent appointed by Parent and approved in advance by the Company (such approval not to be unreasonably withheld or delayed) (the “Paying Agent”), for the benefit of the holders of shares of Common Stock and Series A Stock (other than Parent or the Company), cash sufficient to pay the aggregate Common Stock Merger Consideration and aggregate Series A Merger Consideration in exchange for shares of Common Stock and Series A Stock, respectively, outstanding immediately prior to the Effective Time (other than Excluded Common Shares and Excluded Series A Shares), deliverable upon due surrender of the Certificates pursuant to the provisions of this Article IV (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any other purposes. The Paying Agent shall invest the cash included in the Payment Fund in obligations guaranteed by the full faith and credit of the United States of America or such other instruments as constitute customary investments for payment funds of this nature. All interest earned on such funds shall be paid to Parent.
          (b) Payment Procedures. Parent and the Surviving Corporation shall cause the Paying Agent to mail, as soon as reasonably practicable after the Effective Time, to each holder of record of shares of Common Stock and Series A Stock (i) a letter of transmittal (which shall be in a form prepared by Parent and approved by the Company, such approval not to be unreasonably withheld, prior to the Effective Time), (A) specifying that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates to the Paying Agent, and (B) containing an irrevocable waiver of any appraisal rights under Section 262 of the DGCL in connection with the Merger; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Common Stock Merger Consideration and Series A Merger Consideration (together with any declared and unpaid dividends on such securities, respectively, for which a record date has occurred prior to the Closing Date, in accordance with the terms of their respective securities). Upon the surrender of a Certificate to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount (after giving effect to any required tax withholdings) of (x) the number of shares of Common Stock or Series A Preferred Stock, as applicable, represented by such Certificate multiplied by (y) the Common Stock Merger Consideration or Series A Merger Consideration, as applicable (together with any declared and unpaid dividends on such securities, respectively, for which a record date has occurred prior to the Closing Date, in accordance with the terms of their respective securities), and the Certificate so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Common Stock or Series A Stock that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such shares of Common Stock or Series A Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.
          (c) Transfers. From and after the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Common Stock or Series A Stock which were outstanding immediately prior to the Effective Time (except for any transfers made in accordance with customary settlement procedures to reflect trades effected prior to the Effective Time). If, after the Effective Time, Certificates representing shares of Common Stock or Series A Stock are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to this Article IV.
          (d) Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holders of shares of Common Stock or Series A Stock (other than Excluded

Common Shares or Excluded Series A Shares) who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of (after giving effect to any required tax withholdings) the Common Stock Merger Consideration and Series A Merger Consideration, as applicable, upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Company, the Paying Agent or any other Person shall be liable to any former holder of shares of Common Stock or Series A Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Payment Fund remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.
          (e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and if required by Parent the posting by such Person of a bond in customary amount with customary terms against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue a check in the amount (after giving effect to any required tax withholdings) of the number of shares of Common Stock or Series A Stock represented by such lost, stolen or destroyed Certificate multiplied by the Common Stock Merger Consideration or Series A Merger Consideration, as applicable, in exchange for such lost, stolen or destroyed Certificate. Any affidavit of loss presented pursuant to this Article IV, to be deemed effective, must be in form and substance reasonably satisfactory to the Surviving Corporation.
     4.3 Dissenters’ Rights. Any Dissenting Common Stockholder or Dissenting Series A Stockholder shall not be entitled to receive the Common Stock Merger Consideration or Series A Merger Consideration, as applicable, with respect to the shares of Common Stock or Series A Stock owned by such Person unless and until such Person shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the DGCL. Each Dissenting Common Stockholder and each Dissenting Series A Stockholder, as the case may be, shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the shares of Common Stock and/or Series A Stock owned by such Dissenting Common Stockholder or Dissenting Series A Stockholder, as the case may be, and as to which dissenters’ rights have been properly perfected. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Common Shares or Dissenting Series A Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

     4.4 Treatment of Company Options, Warrants, Restricted Shares and Convertible Debentures.
          (a) Upon and after the Effective Time, with respect to any outstanding stock option to purchase shares of Common Stock (each, a “Company Option”) the holder thereof shall be entitled to receive an amount of cash (without interest) equal to the product of (x) the total number of shares of Common Stock subject to the Company Option (with all shares subject to the option deemed fully vested and exercisable) multiplied by (y) the excess, if any, of the amount of the Common Stock Merger Consideration over the exercise price per share of Common Stock under such Company Option (with the aggregate amount of such payment rounded to the nearest cent), less applicable Taxes, if any, required to be withheld with respect to such payment (the “Option Cash Out Payment”) and, upon the holder’s receipt of such Option Cash Out Payment, the holder’s Company Option shall be terminated; provided, however, that to the extent an option holder’s acknowledgment or consent or an amendment to the Company Option agreement is required to permit the Company to terminate the Company Option, the holder of a Company Option shall only be entitled to the Option Cash Out Payment upon such holder’s execution and delivery of a form of acknowledgment and consent, or amendment to Company agreement, which has been prepared by Parent and approved by the Company, which approval shall not be unreasonably withheld. With respect to any Company Option that is not otherwise terminable upon the delivery of the Option Cash Out Payment, the Company Option shall remain outstanding, provided that the shares subject to the Company Option shall be shares of the Surviving Corporation. From and after the date hereof, the Company shall use commercially reasonable efforts to distribute to the holders of Company Options the forms of acknowledgment and consent described in this Section 4.4(a) and such other information currently in the Company’s possession relating to such Company Options to facilitate Option Cash Out Payments upon and after the Effective Time.
          (b) Upon and after the Effective Time, each warrant to purchase shares of Common Stock which is not held by Parent and is then outstanding (each, a “Company Common Warrant”) shall, in accordance with the terms of such Company Common Warrant, represent the right to receive, upon the exercise thereof, an amount in cash (without interest) equal to the product of (x) the total number of shares of Common Stock subject to such Company Common Warrant multiplied by (y) the Common Stock Merger Consideration. In lieu of exercising a Company Common Warrant (upon and after the Effective Time but prior to the expiration of such Company Common Warrant), if the holder so requests, the Surviving Corporation shall permit the holder thereof to receive an amount of cash (without interest) equal to the product of (x) the total number of shares of Common Stock subject to such Company Common Warrant multiplied by (y) the excess, if any, of the amount of the Common Stock Merger Consideration over the exercise price per share of Common Stock under such Company Common Warrant (with the aggregate amount of such payment rounded to the nearest cent), less applicable Taxes, if any, required to be withheld with respect to such payment (the “Warrant Cash Out Payment”). Except as described herein, the terms and conditions of each Company Common Warrant, including terms and conditions regarding the expiration of such Company Common Warrant, shall remain in effect after the Effective Time.
          (c) Upon the Effective Time, each warrant to purchase shares of Common Stock or Series B Stock, which warrant is then held by Parent and then outstanding, shall,

notwithstanding any terms to the contrary therein, be terminated and cancelled without payment of any consideration therefor and shall cease to exist.
          (d) Immediately prior to the Effective Time, each share of Common Stock subject to forfeiture or reacquisition by the Company (“Company Restricted Stock”) shall fully vest and no longer be subject to forfeiture or reacquisition by the Company. The Company shall take all actions necessary to effect such vesting. A holder of Company Restricted Stock will accordingly have the right to receive the Common Stock Merger Consideration for each outstanding share of Company Restricted Stock without any restrictions applicable to unvested shares of Company Restricted Stock.
          (e) Upon and after the Effective Time, each of the Company’s 10 1/2% Convertible Subordinated Debentures due 2007 that is then outstanding (each a “Debenture”) shall, in accordance with the terms of each Debenture, become convertible into the right to receive, upon the conversion thereof, an amount in cash (without interest) equal to the Common Stock Merger Consideration multiplied by each whole share of Common Stock issuable upon conversion of such Debenture immediately prior to the Effective Time. Except as described herein, the terms and conditions of each Debenture shall remain in effect after the Effective Time.
          (f) Prior to the Effective Time, the Company shall use all commercially reasonable efforts to cause the transactions contemplated by this Section 4.4 and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act.
     4.5 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in (i) the Company Reports (as defined below) filed prior to the date hereof or (ii) the applicable section of the disclosure schedule delivered by the Company to Parent on the date hereof (the “Company Disclosure Schedule”) (it being understood that any matter disclosed in any section or subsection of the Company Disclosure Schedule with respect to the corresponding section or subsection of this Agreement shall be deemed to be disclosed under any other section or subsection of this Agreement, as long as the relevance of such disclosure to such other section or subsection of the Agreement is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub as follows:

     5.1 Subsidiaries, Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (where applicable) under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other business entity power and authority to own, lease and operate its properties and assets and to carry on its businesses as now being conducted and is qualified to do business and is in good standing (where applicable) as a foreign corporation or other business entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     5.2 Capitalization of the Company and its Subsidiaries.
          (a) The authorized stock of the Company consists of 25,800,000 shares of Preferred Stock, of which 25,000,000 are designated Series B Stock and 800,000 are designated Series A Stock, and 40,000,000 shares of Common Stock. As of February 20, 2007, 13,972,365 shares of Common Stock were issued and outstanding, 149,962 shares of Series A Stock were issued and outstanding and 4,500,000 shares of Series B Stock were outstanding. All such shares of Common Stock, Series A Stock and Series B Stock outstanding as of such date have been duly authorized, validly issued, and are fully paid, nonassessable and free of preemptive rights or other similar rights. The Company has no commitments to issue or deliver any shares of Common Stock, except that, as of February 20, 2007, a total of 1,090,265 shares of Common Stock were reserved for issuance pursuant to outstanding Company Options, 702,680 shares of Common Stock were reserved for issuance pursuant to outstanding Company Common Warrants, 8,283,000 shares of Series B Stock were reserved for issuance pursuant to outstanding warrants to purchase Series B Stock, 22,077 shares of Common Stock were required for issuance upon conversion and in accordance with the terms of outstanding Debentures, 458,134 shares of Common Stock were reserved for issuance upon conversion of outstanding shares of Series A Preferred Stock and 12,783,000 shares of Common Stock were reserved for issuance upon conversion of shares of Series B Stock (both outstanding and issuable upon exercise of warrants to purchase Series B Stock). All outstanding Company Options are governed by the terms and conditions of the Company’s 2003 Stock Plan and the standard form of stock option agreement used for such plans, respectively. All outstanding Company Common Warrants are governed by the terms and conditions of a warrant agreement, the form of which is included as an exhibit to a Company Report. Except as set forth in this paragraph, there are no authorized or outstanding debt or equity securities of the Company, and the Company has no obligations to authorize or issue additional debt or equity securities of the Company.
          (b) As of the date hereof, the number of shares of Common Stock into which each outstanding share of Series A Stock is convertible is 3.055; the number of shares of Common Stock into which each outstanding share of Series B Stock is convertible is 1.0; and the voting power of each outstanding share of Series B Stock in any matter presented to the holders of the Company’s capital stock voting as a single class is 0.81833 per share (compared to 1.0 per share for each outstanding share of Common Stock).

          (c) Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Lien. Section 5.1 of the Company Disclosure Schedule sets forth a correct and complete list of all such capital stock or other securities. Except as set forth above, there are no shares of capital stock of the Company or any of its Subsidiaries authorized, reserved, issued or outstanding and there are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities of the Company or any of its Subsidiaries or other agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party relating to the issued or unissued share capital or other ownership interest of the Company or any of its Subsidiaries or any other securities or obligations of the Company or any of its Subsidiaries convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or its Subsidiaries, and no securities evidencing such rights are authorized, issued or outstanding. Except as set forth above, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.
          (d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of any of the capital stock of the Company. None of the Company or any of its Subsidiaries is obligated under any registration rights or similar agreements to register any shares of capital stock of the Company or any of its Subsidiaries on behalf of any Person.
     5.3 Corporate Authority; Approval and Fairness.
          (a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and, subject only to adoption of this Agreement by its stockholders by the Company Requisite Vote, to consummate the Merger. The Company Requisite Vote is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt, approve or authorize this Agreement and the Merger. Under the Charter, Bylaws and applicable Law, the Company’s stockholders may provide the Company Requisite Vote by written consent in lieu of a stockholder meeting. The form of written consent attached hereto as Exhibit B is a form sufficient for delivery of a valid stockholder approval of the Merger by written consent under the Charter, Bylaws and applicable Law. If Parent holds of record shares of Company capital stock representing a majority of the outstanding voting power of the then outstanding shares of Common Stock and Series B Stock, voting together as a single class, at the time Parent executes a written consent in the form attached hereto as Exhibit B, such written consent will constitute the Company Requisite Vote. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to affecting creditors’ rights and to general equity principles.

          (b) (i) The Special Committee has been duly authorized and constituted, (ii) the Special Committee, at a meeting thereof duly called and held on February 21, 2007, unanimously (A) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders (other than the Interested Stockholders), (B) recommended that the Company Board approve and declare advisable this Agreement and the Merger and (C) resolved to recommend that the Company Board submit this Agreement for adoption by the stockholders of the Company and recommend that such stockholders adopt this Agreement and approve the Merger and (iii) the Company Board, at a meeting thereof duly called and held on February 21, 2007, by the unanimous vote of those directors adopting the applicable resolutions, (A) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders (other than the Interested Stockholders), (B) approved and declared advisable this Agreement and the Merger and (C) resolved to submit this Agreement for adoption by the stockholders of the Company and recommend that such stockholders adopt this Agreement and approve the Merger.
     5.4 Consents and Approvals; No Violations.
          (a) No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of the Company or any of its Subsidiaries for the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except (i) any post-execution filings required under the Exchange Act, (ii) the filing of the Certificate of Merger pursuant to the DGCL, (iii) FAS Clearance and (iv) such filings, notices, permits, authorizations, registrations, consents or approvals, the failure of which to make, give or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (b) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (A) conflict with or result in any breach, violation or infringement of any provision of the respective certificate of incorporation or By-Laws (or similar governing documents) or any resolutions of the respective boards of directors of the Company or of any its Subsidiaries, (B) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Material Contract, or (C) violate or infringe any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of (B) or (C) for breaches, violations, infringements, defaults or changes which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     5.5 Compliance with Laws; Licenses. The Company and its Subsidiaries operate their respective businesses in compliance with any Laws applicable to such businesses except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity provided written notice of an intention to conduct the same, except for such investigations or reviews that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries has all governmental permits, licenses, franchises, variances, exemptions, orders issued or granted by a Governmental Entity and all other authorizations, consents and approvals issued or granted by a Governmental Entity necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All the payments required in connection with the maintenance of such permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals are current, except where the failure to make such payments would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     5.6 No Default. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its certificate of incorporation or By-Laws (or similar governing documents) or (b) any Material Contract, except in the case of clause (b) of this sentence for violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     5.7 Company Reports; Financial Statements.
          (a) Each of the Company and its Subsidiaries has filed and furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since January 1, 2005. The Company Reports were prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act and complied in all material respects with the then applicable accounting standards. As of their respective dates (and, if amended or supplemented after giving effect to such amendment or supplement) the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. There is no comment letter or request for information from the SEC with respect to any Company Report that the Company has received that, to the Knowledge of the Company, remains outstanding.
          (b) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) filed on or prior to the date of this Agreement fairly presents in all material respects, and if filed after the date of this Agreement, will fairly present in all material respects, the consolidated financial position of the Company and its Subsidiaries, as of its date, and each of the consolidated statements of operations, cash flows and of changes in stockholders’ equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects, and if filed on or after the date of this Agreement, will fairly present in all material respects, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the omission of notes required by GAAP and to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company (A) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
          (c) Since December 31, 2005, (i) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received in writing, nor does the Company have any Knowledge of, any material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported to the Company Board or any committee thereof or to the General Counsel or Chief Executive Officer of the Company evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents.
          (d) The audited balance sheet and audited profit and loss accounts for Company Sub as at December 31, 2005 and unaudited balance sheet and unaudited profit and loss accounts for Company Sub as at December 31, 2006 have been prepared in accordance with Russian accounting standards and fairly and accurately present the material assets and liabilities (whether actual or contingent), in each case in accordance with Russian accounting standards, of the Company Sub’s business.
          (e) Neither the Company nor any of its Subsidiaries has entered into or proposed to enter into loans or other extensions of credit to officers or directors or other arrangements that are covered by Section 402 of the Sarbanes-Oxley Act (including those to which an exemption may apply) or entered into or proposed to enter into any arrangement or transaction with any person, which arrangement or transaction would be required to be disclosed under Item 404 of Regulation S-K.

     5.8 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, fixed, matured or otherwise that the Company would be required by GAAP to set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, except (a) liabilities reflected or reserved against or disclosed in the Company Reports filed by the Company prior to the date hereof, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since December 31, 2005, or (c) liabilities and obligations incurred under contracts to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, other than liabilities or obligations arising from a breach or default under any such contract.
     5.9 Litigation. There is no Action pending to which the Company or any of its Subsidiaries, is a party or, to the Knowledge of the Company, threatened in writing to the Company against the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, there is no Action pending to which any current or former officer or director of the Company or any of its Subsidiaries, in his or her capacity as such, is a party or threatened in writing against any current or former officer or director of the Company or any of its Subsidiaries, in his or her capacity as such.
     5.10 Material Contracts.
          (a) All of the Material Contracts of the Company and its Subsidiaries are in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Without limiting the foregoing sentence, each of the Material Contracts into which Company Sub has entered that, at the time entered into, constituted a “major transaction” and/or an “interested party transaction” under the Russian Joint Stock Company Law, was approved as such prior to the entry into such Material Contract in compliance with the approval procedures set forth in the Russian Joint Stock Company Law.
          (b) Except as set forth on Schedule 5.10(b) of the Company Disclosure Schedule: (i) there are no Material Contracts and (ii) there are no Contracts that purport to limit the ability of the Company or any Subsidiary to conduct their respective businesses in any geographic area or to sell any goods to, or provide any services to, any party.
     5.11 Absence of Certain Changes or Events. Since December 31, 2005, each of the Company and its Subsidiaries has conducted its business only in the ordinary course of such business, and there has not been any change, development, event, effect, occurrence or non-occurrence affecting the business, assets, liabilities, property, financial condition or results of operations of any of the Company and its Subsidiaries that individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

     5.12 Employee Matters.
          (a) All Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable Law, and there are no pending or, to the Knowledge of the Company, threatened claims, audits, investigations, inquiries or proceedings against the Benefit Plans, any related trusts, any Benefit Plan sponsor or plan administrator, or any fiduciary of the Benefit Plans with respect to the operation of such plans (other than routine benefit claims). With respect to each Benefit Plan, the Company and each Company Subsidiary have prepared in good faith and timely filed all requisite governmental reports (which were, to the Knowledge of the Company, true and correct as of the date filed).
          (b) Without limiting anything in this Section 5.12, in the case of Company Sub, except for pension payments required to be paid to the state under the Laws of the Russian Federation, Company Sub does not maintain or contribute to, has no obligation to contribute to, and has no liability under any pension, severance, termination or similar Benefit Plan, or a pension plan sponsored by any ERISA Affiliate of the Company, providing benefits to any current or former employee, consultant, or director of Company Sub. Company Sub has timely made full payment of all pension payments required to be paid to the state under the Laws of the Russian Federation.
          (c) Each Benefit Plan that is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”), and each trust maintained pursuant thereto, has received a favorable determination or opinion letter from the Internal Revenue Service, and, to the Knowledge of the Company, nothing has occurred with respect to the operation of any such Benefit Plan that could cause the loss of such qualification.
          (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone of in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director or current or former employee of the Company or any of its Subsidiaries under any Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, or (iv) result in an “excess parachute payment” under Section 280G of the Code.
          (e) Without limiting the representations and warranties contained in Section 5.5, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws relating to employment and employment practices, wages, hours and terms and conditions of employment.
          (f) Without limiting the foregoing or any of the other representations and warranties of the Company in this Agreement, Company Sub has made all payments (of any kind) to its employees in accordance with the terms and conditions of applicable employment contracts and paid or withheld all applicable Taxes applicable to such payments (including without limitation social taxes and income taxes).

     5.13 Intellectual Property.
          (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are the lawful owners of or have valid licenses to use or otherwise exploit all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted, and with respect to Intellectual Property owned by the Company or its Subsidiaries, such Intellectual Property is owned free and clear of all Liens. Other than with respect to Intellectual Property licensed by the Company or a Subsidiary from another Person, none of the Company or any of its Subsidiaries jointly owns, licenses or claims any right, title or interest with any other Person (including the Company or any other Subsidiary) of any Intellectual Property. No current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of any of the Company or any of its Subsidiaries has any right, title or interest in, to or under any Intellectual Property material to the Company and its Subsidiaries and in which the Company or any of its Subsidiaries has (or purports to have) any right, title or interest that has not been exclusively assigned or transferred to the Company or a Company Subsidiary. To the Knowledge of the Company, all registrations which are owned by the Company or any Company Subsidiary for Intellectual Property are valid and in force (with all related filing fees having been duly paid).
          (b) To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as presently conducted thereby does not infringe upon the Intellectual Property of any third party. There are no claims pending or, to the Knowledge of the Company, threatened, and neither the Company nor any of its Subsidiaries has received any written notice of a material third-party claim, in each case alleging that the conduct of the business of the Company and its Subsidiaries infringes upon the Intellectual Property of any third party or challenging the ownership, use, validity or enforceability of any Intellectual Property.
          (c) To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no third party is infringing or otherwise violating any Intellectual Property owned by the Company or any of its Subsidiaries, and no such claims have been brought against any third party by the Company or any of its Subsidiaries.
     5.14 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects; (ii) the Company and each of its Subsidiaries have paid all Taxes, or have withheld and remitted to the appropriate taxing authority all Taxes due and payable or, where payment is not yet due or where such Taxes are being challenged in good faith, have established in accordance with GAAP an adequate accrual for all Taxes through the end of the last period covered by the financial statements contained in the Company Reports filed on or prior to the date of this Agreement; (iii) the Company and each of its Subsidiaries have not waived any statute of limitations with respect to Taxes which has not since expired or agreed to any extension of time with respect to a Tax assessment or deficiency which has not since expired; (iv) neither the Company nor any of its Subsidiaries (A) is or has

ever been a member of an affiliated group (other than a group the common parent of which is the Company or consisting solely of some or all of the Company’s Subsidiaries) filing a consolidated tax return or (B) has any liability for Taxes of any person (other than the Company and its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise; (v) none of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement; (vi) neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” under Section 6011 of the Code and the regulations thereunder; (vii) all of the payments by the Company and its Subsidiaries to agents, consultants and other third parties have been in payment of bona fide fees and commissions and not as a payment described in Section 162(c) of the Code or any similar provision under foreign law; (viii) no claim has ever been made in writing by any authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation by that jurisdiction; and (ix) as of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters with respect to the Company or any of its Subsidiaries.
     5.15 Takeover Statutes; Charter Provisions. The Company Board, upon recommendation by the Special Committee, has approved the Merger and this Agreement. No additional approval is required to render inapplicable to the Merger and this Agreement the limitations on business combinations contained in Section 203 of the DGCL to the extent applicable or, to the Knowledge of the Company, any other restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other similar anti-takeover statute or regulation (“Takeover Statute”) or restrictive provision of any applicable anti-takeover provision in the Company’s certificate of incorporation or By-Laws. No other state takeover statute or similar statute or regulation or other comparable takeover provision of the Company’s certificate of incorporation or By-Laws applies to the Merger, this Agreement or any of the transactions contemplated by this Agreement.
     5.16 Opinion of Financial Advisor. Lazard Frères & Co. llc (the “Financial Advisor”) has delivered its opinion to the Special Committee to the effect that, as of the date of such opinion, and subject to the assumptions, qualifications and limitations set forth therein, the Common Stock Merger Consideration to be received by the holders of shares of Common Stock (other than as set forth in such opinion) was fair, from a financial point of view, to such holders. A true and complete copy of the written opinion will be provided to Parent as soon as practicable after the date hereof solely for information purposes.
     5.17 Brokers. No broker, finder or investment banker (other than the Financial Advisor, all of whose fees expenses and other payments are obligations solely of the Company) is entitled to any brokerage, finders’ or other fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. Section 5.17 of the Company Disclosure Schedule sets forth all fees payable by the Special Committee, the Company or any of its Subsidiaries to the Financial Advisor in connection with the negotiation, approval and execution of this Agreement, the performance of the Company’s obligations hereunder, and the consummation of the transactions contemplated hereby, and all arrangements for reimbursement by the Special Committee, the Company or any of its Subsidiaries of the expenses of the Financial Advisor.
     5.18 Information Supplied. None of the information supplied or to be supplied by the Company or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Schedule 13E-3, or (ii) the Company Information Statement will, at the time such document is filed with the SEC or any other regulatory authority, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 13E-3, the Company Information Statement and any other SEC filing in connection with the Merger will comply (with respect to the Company and its Subsidiaries) in all material respects, as to form, with the applicable requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Schedule 13E-3 or the Company Information Statement based on information supplied by Parent in writing specifically for inclusion or incorporation by reference therein.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Parent and Merger Sub hereby represent and warrant to the Company as follows:
     6.1 Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other business entity power and authority to own, lease and operate its properties and assets and to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation or other business entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has heretofore delivered or made available to the Company accurate and complete copies of the certificate of incorporation and bylaws (or similar governing documents), as currently in effect, of Parent and Merger Sub.
     6.2 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof except for the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub, which adoption shall be effected by written consent promptly following the execution of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to affecting creditors’ rights and to general equity principles.
     6.3 Consents and Approvals. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Parent or Merger Sub or any of their Subsidiaries for the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, other than (i) any post-execution filings required under the Exchange Act, (ii) the filing of the Certificate of Merger pursuant to the DGCL, (iii) clearance required from the Federal Antimonopoly Service of the Russian Federation under the Laws of the Russian Federation, or (iv) such filings, notices, permits, authorizations, registrations, consents or approvals, the failure of which to make, give or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
     6.4 Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.
     6.5 Financing. Parent will have, as of the date on which it exercises its warrant to purchase shares of Series B Stock as described in Section 7.4(a) below, available cash or other liquid assets to exercise such warrant. Additionally, Parent will have, as of the Closing Date, available cash or other liquid assets to (a) pay the aggregate Merger Consideration in full, and (b) fulfill its covenant to ensure the Surviving Corporation can make all Option Cash Out Payments and Warrant Cash Out Payments, as described in Section 7.11.
     6.6 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) the Schedule 13E-3, or (ii) the Company Information Statement will, at the time such document is filed with the SEC or any other regulatory authority, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 13E-3, the Company Information Statement and any other SEC filing in connection with the Merger will comply (with respect to Parent and Merger Sub) in all material respects, as to form, with the applicable requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Schedule 13E-3 or the Company Information Statement based on information supplied by the Company in writing specifically for inclusion or incorporation by reference therein.
     6.7 HSR Act. For the purposes of the Hart-Scott-Rodino Antitrust Improvement act of 1976, as amended, and the rules and regulations promulgated thereunder (collectively, the “HSR Act”), and assuming the accuracy of the Company’s representations in Section 5.2: (i)

Parent beneficially owns, directly and through its Controlling interest in Moskovskaya Telecommunikatsionnaya Corporatsiya, a majority of the outstanding voting securities of the Company, and (ii) the Merger and the transactions contemplated by this Agreement are not subject to the premerger notification and waiting period requirements of the HSR Act.
     6.8 No Current Intention to Sell Company. As of the date of this Agreement, and to the Parent’s knowledge, neither the Parent nor any Person Controlling Parent has the current intention to (i) sell, transfer or otherwise dispose of the shares of the capital stock of the Company (or, following the Effective Time, of the Surviving Corporation); (ii) following the Effective Time, sell, lease, assign, transfer or otherwise dispose of all or a substantial portion of the Surviving Corporation’s assets; or (iii) following the Effective Time, cause the Surviving Corporation to consolidate with or merge into another Person or permit one or more other Persons to consolidate with or merge into the Surviving Corporation, in each case except pursuant to this Agreement or pursuant to a transaction exclusively with one or more of Parent’s affiliates.
     6.9 Brokers. No broker, finder or investment banker is entitled to any brokerage, finders’ or other fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.
ARTICLE VII
COVENANTS
     7.1 Interim Operations.
          (a) Except as set forth in the corresponding section of the Company Disclosure Schedule or otherwise as expressly provided herein, subject to applicable Law, the Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the Effective Time, the business of the Company and its Subsidiaries shall be conducted only in the ordinary course and, to the extent consistent therewith, the Company and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain their existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, key employees and business associates and keep available the services of the present key employees of the Company and its Subsidiaries.
          (b) Without limiting the generality of Section 7.1(a) and in furtherance thereof, except as set forth in the corresponding section of the Company Disclosure Schedule or as otherwise expressly provided herein, from the date of this Agreement until the Effective Time, the Company shall not and shall not permit its Subsidiaries to (unless Parent shall otherwise approve in writing, in its sole discretion):
               (i) adopt or propose any change in its certificate of incorporation or By-Laws (or similar governing documents);

               (ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly-owned Subsidiaries of the Company;
               (iii) acquire assets outside of the ordinary course of business from any Persons with a purchase price in excess of $100,000 in the aggregate except pursuant to Contracts in effect as of the date of this Agreement;
               (iv) other than (A) as required by the terms of Contracts in effect as of the date of this Agreement, (B) upon the exercise of outstanding Company Options or Company Common Warrants or warrants to purchase Series B Stock, (C) pursuant to the terms of the Debentures (to the extent required by such terms) or (D) upon conversion of outstanding shares of Series A Stock and Series B Stock, in each case, in accordance with their terms, issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any Company Subsidiary (other than the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary), or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;
               (v) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (i) dividends or other distributions by any direct or indirect wholly-owned Subsidiary of the Company to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company, (ii) periodic dividends and other periodic distributions by non-wholly-owned Subsidiaries of the Company in the ordinary course of business, and (iii) declaration and payment of scheduled dividends with respect to the Series A Stock);
               (vi) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;
               (vii) incur any third-party indebtedness for borrowed money or guarantee indebtedness or any other obligation of another Person other than in the ordinary course of business consistent with past practice and in compliance with the Company’s existing Contracts;
               (viii) enter into any Contract that would have been a Material Contract had it been entered into prior to the execution of this Agreement, other than any such Contract (A) entered into in the ordinary course of business or (B) providing for any capital expenditure to the extent permitted by Section 7.1(c)(ii);
               (ix) other than in the ordinary course of business, amend or modify in any material respect, or terminate or waive any material right or benefit under, any Material Contract;

               (x) make any changes with respect to accounting policies or practices, except as required by changes in GAAP or by Law;
               (xi) settle any litigation or other proceedings before or threatened to be brought before a Governmental Entity or arbitral proceeding for an amount payable by or on behalf of the Company or any Subsidiary in excess of $100,000 in the aggregate for all such litigation or proceedings (exclusive of any amounts to be received by the Company in reimbursement of such settlement amount, whether under any insurance policy or indemnity, other than such amounts that are contested) or which would be reasonably likely to have any material adverse impact on the operations of the Company or any of its Subsidiaries or on any current or future litigation or other proceeding of the Company or any of its Subsidiaries;
               (xii) sell, lease, license or otherwise dispose of any assets of the Company or its Subsidiaries except for sales of (A) products or services provided in the ordinary course of business or (B) other assets in aggregate amount not in excess of $100,000 in the aggregate, and other than pursuant to Contracts in effect as of the date of this Agreement;
               (xiii) engage in the conduct of any new line of business; or
               (xiv) agree, resolve or commit to do any of the foregoing.
          (c) Without limiting the generality of Section 7.1(a) and in furtherance thereof, except as set forth in the corresponding section of the Company Disclosure Schedule or as otherwise expressly provided herein, from the date of this Agreement until the Effective Time, the Company shall not and shall not permit its Subsidiaries to (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed and which shall be subject to the procedures set forth on Schedule 7.1(c) of the Company Disclosure Schedule):
               (i) other than pursuant to Contracts in effect as of the date of this Agreement, make any loan, advance or capital contribution to or investment in any Person (other than a wholly-owned Subsidiary of the Company) outside the ordinary course of business;
               (ii) make or authorize any capital expenditure in excess of $100,000 in the aggregate;
               (iii) except as required by Law, make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement or adopt any material method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;
               (iv) other than pursuant to Contracts in effect as of the date of this Agreement or as otherwise required by Law, (A) enter into any new employment or compensatory agreements with, or increase the compensation and employee benefits of, any employee, consultant, or director of the Company or any of its Subsidiaries (including entering into any bonus, severance, change of control, termination, reduction-in-force or consulting agreement or other employee benefits arrangement or agreement pursuant to which such person has the right to any form of compensation from the Company or any of its Subsidiaries), (B) hire any employee to fill a position at the level of (i) executive officer or (ii) vice president or above who reports directly to an executive officer, or (C) adopt or amend in any respect, or accelerate vesting or payment under, any Benefit Plan in the case of clauses (A) and (C) above other than in the ordinary course of business consistent with past practice; or
               (v) agree, resolve or commit to do any of the foregoing.
     7.2 Acquisition Proposals.
          (a) The Company agrees that it shall not, it shall cause each its Subsidiaries and their respective officers and directors not to, and it shall use its reasonable best efforts to cause its and its Subsidiaries’ respective employees, agents and representatives (including any investment banker, attorney, consultant or accountant retained by it (collectively, “Representatives”)) not to, directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to: (i) a merger, reorganization, share exchange, consolidation or similar transaction involving the Company or any of its Subsidiaries; (ii) any purchase of more than 15% of the voting power of the then outstanding equity securities of the Company or any of its Subsidiaries, or of the right to obtain more than 15% of the voting power of the then outstanding equity securities of the Company, or of more than 15% of the assets of the Company and its Subsidiaries (taken as a whole, based on consolidated book value of the assets as recorded on the Company’s most recent balance sheet); (iii) the adoption by the Company of a plan of liquidation or recapitalization; or (iv) any combination of the foregoing (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). The Company further agrees that it shall not, it shall cause each of its Subsidiaries and their respective officers and directors not to, and it shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Special Committee or the Company Board from (x) complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act with regard to an Acquisition Proposal; provided that if such disclosure has the effect of withdrawing, modifying or qualifying the Recommendation in a manner adverse to Parent or the approval or recommendation of this Agreement by the Special Committee or the Company Board, Parent shall have the right to terminate this Agreement to the extent set forth in Section 9.4 of this Agreement; and (y) at any time prior to, but not after, the condition set forth in Section 8.1(a) has been satisfied, (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal that is or would reasonably be expected to lead to a Superior Proposal (as defined below) (a “Section 7.2(a)(y)(A) Acquisition Proposal”) if (x) the Company receives from the Person so requesting such information an executed confidentiality agreement on customary terms no less favorable to the Company than the confidentiality agreement dated December 13, 2006 between Parent and the Company (the “Confidentiality Agreement”) and (y) the Company furnishes to Parent, concurrently with furnishing it to such Person, the same information to the extent it has not been previously furnished to Parent, or (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Section 7.2(a)(y)(A) Acquisition Proposal if the Company receives from such Person an executed confidentiality agreement as described in (A) above, in each case if and only to the extent that in each such case referred to in clause (A) or (B) above, the Company shall have complied with all terms of this Section 7.2 and the Company Board or the Special Committee, as applicable, determines in good faith, after consulting with outside legal counsel, that the failure to take such actions is reasonably likely to constitute a violation of its respective fiduciary duties to the Company’s stockholders (other than the Interested Stockholders) under applicable Law (including the Company Board’s and Special Committee’s duties of good faith and candor to the Company’s stockholders). For purposes of this Agreement, “Superior Proposal” means an Acquisition Proposal involving the direct or indirect acquisition of (i) all of the shares of the outstanding capital stock of the Company (provided however that such Acquisition Proposal is not required to be conditioned upon the acquisition of any shares of capital stock held by the Interested Stockholders), (ii) in excess of 50% of the voting power of the shares of Common Stock outstanding and issuable upon exercise and/or conversion of outstanding securities exercisable and/or convertible into shares of Common Stock, or (iii) all or substantially all of the assets of the Company, in each case which the Company Board or the Special Committee, as applicable, determines in good faith (after consideration of all relevant factors and consultation with its financial advisor and outside legal counsel) would, if consummated, result in a transaction more favorable to the Company’s stockholders from a financial point of view (other than the Interested Stockholders) than the transaction contemplated by this Agreement after taking into account any changes hereto agreed to by Parent.
          (b) The Company agrees that it shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it shall take the necessary steps to promptly inform the Company’s and its Subsidiaries’ officers and directors (other than any directors designated by Parent) and their respective Representatives of the obligations undertaken in this Section 7.2. The Company shall notify Parent of the Company’s receipt of: (i) any Acquisition Proposal (including the terms of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal), (ii) any request for information relating to the Company (including non-public information) or for access to the properties, books or records of the Company by any Person that has made an Acquisition Proposal, or (iii) an amendment to a previously disclosed Acquisition Proposal (including the terms of such amendment), in each case promptly (but in any event no later than two (2) Business Days) after such receipt. The Company will keep Parent apprised of the status and details of each Acquisition Proposal on a current basis. The Company agrees promptly to request the return or destruction of all information and materials provided prior to the date of this Agreement by it, its affiliates (other than Parent) or their respective Representatives with respect to the consideration or making of any Acquisition Proposal.
     7.3 Information Statement; Stockholder Consent Solicitation; Recommendation; Record Date.
          (a) The Company shall (i) as promptly as practicable following the date of this Agreement, prepare and file with the SEC (after Parent and Merger Sub have had a reasonable opportunity to review and comment on) an information statement (together with any amendments thereto, the “Company Information Statement”) in preliminary form relating to the Merger and the other transactions contemplated hereby, (ii) notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Company Information Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Company Information Statement, (iii) use its commercially reasonable efforts to have cleared by the SEC, and shall thereafter mail to its stockholders as promptly as reasonably practicable, the Company Information Statement, and (iv) otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to the Merger and the requirement of the DGCL that the Company’s stockholders be notified of action taken by written consent of the holders of a majority of the voting power of the then outstanding voting securities of the Company. Parent and Merger Sub shall cooperate with the Company in connection with the preparation and filing of the Company Information Statement, including furnishing the Company upon request with any and all information regarding Parent, Merger Sub or their respective affiliates, the plans of such Persons for the Surviving Corporation after the Effective Time, and all other matters and information as may be required to be set forth in the Company Information Statement under the Exchange Act or the rules and regulations promulgated thereunder, including without limitation Rule 13e-3. The Company shall provide Parent and Merger Sub a reasonable opportunity to review and comment upon the Company Information Statement, or any amendments or supplements thereto, or any SEC comments received with respect thereto, prior to filing the same with the SEC.
          (b) In connection with the filing of the Company Information Statement, the Company, Parent and Merger Sub shall cooperate to (i) concurrently with the preparation and filing of the Company Information Statement, jointly prepare and file with the SEC the Schedule 13E-3 (together with any amendments thereto, the “Schedule 13E-3”) relating to the Merger and the other transactions contemplated hereby and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the Schedule 13E-3, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and shall consult with each other prior to providing such response, (iii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) have cleared by the SEC the Schedule 13E-3 and (v) as promptly as reasonably practicable, to the extent required by applicable Law, prepare, file and distribute to the Company stockholders any supplement or amendment to the Schedule 13E-3 if any event shall occur which requires such action.
          (c) Neither the Company Board nor the Special Committee shall modify, qualify or withdraw its recommendation of or relating to the Merger or adoption of this Agreement by the holders of shares of voting capital stock of the Company (such recommendation being the “Recommendation”), the Recommendation shall be included in the Company Information Statement and the Schedule 13E-3, and the Company Board shall take all lawful action to solicit the adoption of this Agreement by the holders of shares of voting capital stock of the Company. Notwithstanding the foregoing, the Company Board or the Special Committee may withdraw or modify the Recommendation and the Company shall not be required to include the Recommendation in the Company Information Statement or the Schedule 13E-3, or, if already so included, shall be permitted to amend or modify the same, in each case to the extent that the Company Board or the Special Committee determines in good faith, after consulting with outside legal counsel, that its failure to take such action is reasonably likely to constitute a violation of its respective fiduciary duties to the Company’s stockholders (other than the Interested Stockholders) under applicable Law (including the Company Board’s and the Special Committee’s duties of good faith and candor to the Company’s stockholders); provided, however, that prior to such withdrawal or modification, Parent shall have had written notice of the Company Board’s or the Special Committee’s, as applicable, intention to take the action referred to in this sentence at least two (2) Business Days prior to the taking of such action by the Company Board or the Special Committee, as applicable. Notwithstanding any withdrawal or modification of the Recommendation, the Company shall submit the Agreement and the transactions contemplated hereby to the holders of shares of voting capital stock of the Company for adoption and comply with Section 7.3(d) and Section 7.3(e), below.
          (d) The Company shall establish in accordance with the DGCL one or more dates (each a “Record Date”) for the delivery of written consents or casting of votes at a special meeting of the Company’s stockholders on such date as Parent shall determine after the date hereof after consultation with the Company, it being the agreement of the parties to this Agreement that the Record Date established for the purpose of Section 7.4(c) shall be a date determined with the intention that the Written Consent shall be delivered by Parent (assuming compliance by the Company with its obligations under Sections 7.4(a) and (b)) as soon as reasonably practicable following the 20th SEC Business Day from the date on which the definitive Company Information Statement is first mailed to the Company’s stockholders and filed as an amendment to the Schedule 13e-3.
          (e) Whether or not Parent has requested a Record Date under Section 7.3(d), if requested by Parent, the Company shall convene, as promptly as practicable after receipt of such request by Parent, a special meeting of the Company’s stockholders for the purpose of voting on the Merger on a date requested by Parent, provided that such date is prior to the Termination Date and permits the Company to comply with its Charter, Bylaws and all applicable Law with respect to notice of and conduct of such a meeting.
7.4 Warrant Exercise and Conversion of Series B Stock; Delivery of Consent.
          (a) On or prior to the Record Date established for the purposes of this Section 7.4, Parent shall execute and deliver (i) a written election to exercise that portion of its warrant to purchase Series B Stock that, based solely on the certificate provided by the Company pursuant to Section 7.4(b), below, will ensure that, after such exercise and the conversion of the Series B Stock then held of record by Parent into shares of Common Stock, Parent shall, together with the shares of Common Stock it already holds of record, directly hold of record at least a majority of the voting power of the then outstanding shares of voting capital stock of the Company, (ii) the warrant certificate representing the warrant to be so exercised, (iii) payment of the exercise price under the warrant in immediately available funds for the purchase of such shares of Series B Stock issuable upon such warrant exercise, and (iv) a written request to convert all of the shares of Series B Stock issuable upon such warrant exercise, above, effective immediately following the issuance of such shares of Series B Stock. Notwithstanding any terms or conditions in the warrants to purchase Series B Stock so exercised, the Company shall promptly (and no later than the Business Day prior to the Record Date) following the Company’s receipt of the items listed above facilitate the issuance of the Series B Stock upon the warrant exercise described in Section

7.4(a)(i), (ii) and (iii) above, and facilitate the issuance by the Company’s Common Stock transfer agent to Parent of the Common Stock issuable upon the conversion of shares of Series B Stock as described in Section 7.4(a)(iv) and accordingly ensure that Parent can vote such shares of the Company’s Common Stock on the Record Date.
          (b) Parent may request at any time after the date hereof that the Company deliver a certification executed by an officer of the Company certifying, as of a date specified in such request, as to (i) the number of each class or series of then issued and outstanding shares of capital stock of the Company and the voting power of such shares, (ii) the number of each class or series of shares of capital stock of the Company then owned of record by Parent and the voting power of such shares, (iii) all then outstanding securities exercisable and/or convertible into shares of voting Common Stock; (iv) whether, as of the time of the delivery of the certificate, the issuance of shares of common stock following the exercise of any exercisable securities or the conversion of any convertible securities is pending. The Company shall deliver such certificate no later than 5:00 p.m. Eastern time on the second Business Day after the later of (x) the date of Parent’s request or (y) the date specified in Parent’s request. Furthermore, if, at any time after the date of this Agreement, the Company issues to any Person other than Parent any shares of Common Stock upon the conversion of any convertible securities or upon exercise of any exercisable securities, the Company shall promptly notify Parent of such issuance, in writing.
          (c) Parent shall execute and deliver to the Company as soon as practicable, and in any event not later than the three Business Days, after a Record Date established under Section 7.3(d) for the delivery of written consents, and the Company shall accept from Parent, a written consent of the Company’s stockholders to the adoption of this Agreement and the Merger in the form attached hereto as Exhibit B (the “Written Consent”) for the purpose of obtaining the Company Requisite Vote in reliance on the certificate delivered by the Company pursuant to Section 7.4(a).
          (d) Following the delivery of the Written Consent, the Company shall comply with Section 228(e) of the DGCL.
     7.5 Commercially Reasonable Efforts; Cooperation.
          (a) Upon the terms and subject to the conditions of this Agreement, each of Parent, Merger Sub and the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable on its part under this Agreement and any applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby as promptly as practicable including, but not limited to, (i) the preparation and filing of all forms, registrations, notifications and notices required to be filed to consummate the transactions contemplated hereby (including making or causing to be made the filings required under any applicable Laws in foreign jurisdictions governing antitrust or merger control matters as promptly as practicable and in any event, within ten Business Days after the date of this Agreement) and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, (ii) cooperating with the other in connection with the preparation and filing of any such forms, registrations and notices (including, with respect to the party hereto making a filing, providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with obtaining any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, (iii) the satisfaction of the conditions to the consummation of the Merger set forth in Article VIII, and (iv) the execution of any additional instruments, including the Certificate of Merger, necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement and the applicable provisions of the DGCL, each party hereto agrees to use commercially reasonable efforts to cause the Effective Time to occur as soon as practicable after the date hereof. Notwithstanding anything in this Agreement to the contrary, no party to this Agreement shall be required to divest itself or any of its Subsidiaries of any assets, including any shares of any Subsidiary in order to comply with the obligations of such party under this Agreement.
          (b) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.
          (c) Without limiting the generality of the foregoing, each of the Company and Parent shall provide promptly to any Governmental Antitrust Entity or provide promptly to any other Person so that such Person may provide to a Governmental Antitrust Entity, information and documents requested by any Governmental Antitrust Entity or necessary, proper or advisable to permit consummation of the Merger and the transactions contemplated by this Agreement.
     7.6 Other Access and Investigation. Subject to applicable antitrust Laws relating to the sharing of information, and to the provisions of the Confidentiality Agreement, upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford Parent, and its officers, employees, counsel, accountants and other authorized Representatives, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested (including information related to any exercises of exercisable securities and any conversions of convertible securities into outstanding shares of voting capital stock of the Company as of or prior to the Effective Time); provided, however, that neither any investigation by Parent pursuant to this Section 7.6, nor Parent’s knowledge or receipt of information related to the Company’s representations and warranties made herein, nor the knowledge or receipt of information of those members of the Company’s Board of Directors designated or nominated by Parent or any of Parent’s Subsidiaries (in all cases, either as of the date hereof, or prior to the Effective Time) shall affect or be deemed to modify any representation or warranty made by the Company or affect or be deemed to modify the closing condition set forth in Section 8.2(a) of this Agreement unless disclosed on the Company Disclosure Schedule; provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality or result in the loss of any attorney-client privilege. At the request of Parent, throughout the period prior to the Effective Time, the Company shall use its commercially reasonable efforts to obtain waivers from Persons who are parties to Contracts with the Company or its Subsidiaries that contain confidentiality provisions in order for Parent to be provided reasonable access to such Contracts.
     7.7 Consents. Subject to other provisions contained in this Agreement, Parent, Merger Sub and the Company each shall use commercially reasonable efforts to obtain consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated hereby.
     7.8 Public Announcements. The initial press release regarding this Agreement shall be a joint press release mutually agreed upon, and thereafter Parent and the Company shall consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, as determined in good faith by such party.
     7.9 Employee Benefits.
          (a) Parent agrees that it shall cause the Surviving Corporation to honor, fulfill and discharge the Company’s obligations under each Benefit Plan in accordance with its terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by such terms and provided, however, that nothing herein shall preclude Parent from substituting substantially equivalent Benefit Plans to the full extent permitted by applicable Law.
          (b) Without limiting the generality of Section 10.9, nothing expressed or implied in this Section 7.9 shall confer upon any current or former employee of the Company or any of its Subsidiaries or upon any representative of any such person, or upon any collective bargaining agent, any rights or remedies, including any third party beneficiary rights or any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.
     7.10 Indemnification; Directors’ and Officers’ Insurance.
          (a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless all individuals who on or before the Effective Time were directors or officers of the Company (each, an “Indemnified Person” and, collectively, the “Indemnified Persons”) to the fullest extent permitted under the DGCL, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (i) any acts or omissions occurring or alleged to occur prior to the Effective Time in their capacities as officers or directors of the Company or any of its Subsidiaries or taken by them at the request of the Company or any of its Subsidiaries (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries) or (ii) the adoption and approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such claim, action, suit, proceeding or investigation, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, advance expenses reasonably incurred in the defense thereof; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Without limiting the foregoing, Parent and the Surviving Corporation shall cause the certificate of incorporation and By-Laws of the Surviving Corporation to include for a period of six (6) years, at a minimum, the indemnification and exculpation provisions of the certificate of incorporation and By-Laws of the Company as in effect at the Effective Time and shall cause such provisions not to be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Person who was entitled to rights thereunder as of the Effective Time. In addition, Parent and Surviving Corporation agree that the indemnification and advancement obligations of the Company or any Subsidiary as set forth in indemnification agreements to which it is a party shall be continuing obligations of the Surviving Corporation or such Subsidiary, as applicable, and shall not be amended, repealed or otherwise modified after the Effective Time, except as permitted by the terms and provisions of those agreements.
          (b) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, obtain (or if obtained by the Company prior to the Effective Time, maintain in effect) a six-year “tail” directors’ and officers’ liability insurance policy covering the Indemnified Persons for the entire period of six (6) years after the Effective Time with terms and conditions at least as favorable as the Company’s and its Subsidiaries’ existing directors’ and officers’ liability insurance (including for acts or omissions described in clauses (i) and (ii) in Section 7.10(a)) covering each such Indemnified Person covered immediately prior to the Effective Time by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof to the extent that such insurance coverage, can be purchased at a cost of not greater than six (6) times the most recently paid annual premium of the Company’s current insurance policies and, if such insurance coverage cannot be so purchased or maintained at such cost, providing as much of such insurance as can be so purchased or maintained at such cost.
          (c) If the Surviving Corporation, Parent, or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consideration or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent, as applicable, shall assume all of the obligations set forth in this Section 7.10.

          (d) The provisions of this Section 7.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, pursuant to law, contract or otherwise.
     7.11 Funds for Cash Out Payments. Parent shall take such action as is necessary or appropriate to ensure that, immediately following the Effective Time, the Surviving Corporation shall have sufficient cash to make any and all Option Cash Out Payments and Warrant Cash Out Payments that are owed and owing as of the Effective Time.
     7.12 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and the Company Board (or the Special Committee) shall grant all approvals and take all actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on such transactions.
     7.13 Director Resignations. The Company shall use commercially reasonable efforts to obtain the written resignation from the Company Board of each member of the Company Board prior to the Effective Time, such resignations to take effect at the Effective Time.
     7.14 Obligation to Notify. Between the date of this Agreement and the Closing Date, each of the Company and Parent shall promptly notify the other in writing if such party becomes aware of the occurrence or existence of any event, circumstance, fact or condition, or the failure of any event, circumstance, fact or condition to occur or exist, in each case which would give rise to a right of the other party to terminate this Agreement under Article IX hereof; provided that the Company’s breach of its obligations under this Section 7.14 shall not be a breach that affects the determination of the satisfaction of the condition to closing set forth in Section 8.2(b) of this Agreement unless such breach materially prejudices Parent and/or the Surviving Corporation and its Subsidiaries.
     7.15 Debentures. The Company shall provide, or shall cause to be provided, in accordance with the terms of the Indenture, to the trustee under such Indenture and to each holder of a Debenture, any notices required by the Indenture to be delivered prior to the Effective Time by virtue of the transactions contemplated hereby. Prior to the Effective Time, the Company shall take such actions as are required under the Indenture to establish and evidence the rights of the holders of the Debentures issued under the Indenture to convert each such Debenture, after the Effective Time, into the Common Stock Merger Consideration upon the terms and subject to the conditions and other provisions of the Indenture, including the execution and delivery of supplemental indentures, officers’ and independent accountants’ certificates and opinions of counsel. Notwithstanding the foregoing, prior to the Effective Time, the Company shall take such actions as is required under the Indenture to cause the defeasance of the Debentures and the Indenture in accordance with their terms effective as of the Effective Time provided Parent deposits with the trustee under the Indenture all funds required for such defeasance.

     7.16 Other Exercisable/Convertible Securities. The Company shall provide, or shall cause to be provided, to the holders of Series A Stock, Company Common Warrants and/or Company Options in accordance with the terms, rights, preferences and/or privileges of such securities, any notices required to be delivered to such holders prior to the Effective Time by virtue of the transactions contemplated hereby.
ARTICLE VIII
CONDITIONS
     8.1 Conditions to the Obligations of the Company, Parent and Merger Sub to Effect the Merger. The respective obligation of each of the Company, Parent and Merger Sub to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:
          (a) Stockholder Approval. This Agreement shall have been duly adopted by holders of shares of Common Stock constituting the Company Requisite Vote in accordance with applicable Law and the Company’s certificate of incorporation and By-Laws (“Company Stockholder Approval”) and at least 20 SEC Business Days shall have elapsed from the date on which the definitive Company Information Statement was first mailed to the Company’s stockholders and filed as an amendment to the Schedule 13e-3.
          (b) FAS Clearance. The FAS Clearance shall have been obtained.
          (c) No Injunction. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, determination, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger (collectively, an “Injunction”).
     8.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:
          (a) Representations and Warranties. (i) Each representation and warranty of the Company set forth in Sections 5.2 and 5.17 of this Agreement (collectively, the “Category I Specified Representations”) shall be true and correct in all respects, except for de minimus deviations, individually (A) on the date of this Agreement and (B) on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date); (ii) each representation and warranty of the Company set forth in Sections 5.3, 5.15 and 5.16 of this Agreement (collectively, the “Category II Specified Representations”) shall be true and correct in all respects, individually and in the aggregate (A) on the date of this Agreement and (B) on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (iii) each representation and warranty of the Company set forth in this Agreement other than a Category I Specified Representation or Category II Specified Representation shall be true and correct in all respects individually and in the aggregate (A) on the date of this Agreement and (B) as of the Closing Date with the same effect as though such representation and warranty had been made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date) (but solely for purposes of this subparagraph (a)(iii) without giving effect to any materiality or Company Material Adverse Effect or similar qualification contained in such representations), except in the case of this subparagraph (a)(iii) for such failures that individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; and (iv) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the conditions set forth in Sections 8.2(a)(i), 8.2(a)(ii) and 8.2(a)(iii) have been satisfied.
          (b) Performance of Obligations of the Company. (i) The Company shall have performed in all material respects all agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date; and (ii) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the condition set forth in Section 8.2(b)(i) has been satisfied.
          (c) FAS Clearance. The FAS Clearance shall have been obtained and such FAS Clearance shall not include any material restrictions on Parent’s ability to operate the business of the Company and its Subsidiaries as currently operated.
          (d) No Company Material Adverse Effect. Except as a result of any state of facts, change, development, event, effect, condition or occurrence set forth in the Company Disclosure Schedule, no Company Material Adverse Effect shall have occurred on or after the date hereof.
          (e) No Litigation. There shall not be any pending Action by any Governmental Entity seeking to require Parent or the Company or any Subsidiary or affiliate thereof to divest any material assets of the Company or any of its Subsidiaries, including, without limitation, any shares of any Subsidiary or, in the case of Parent, any shares of the Company, nor shall there be any Action pending in a court of competent jurisdiction brought by any Governmental Entity established under the federal laws of the United States challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement.
     8.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (A) on the date of this Agreement and (B) on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, as of such earlier date) (but solely for purposes of this subparagraph (a)(i) without giving effect to any materiality or Parent Material Adverse Effect or similar qualification contained in such representations), except in the case of this subparagraph (a)(i) for such failures that individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect; and (ii) the Company shall have received at the Closing a certificate signed on behalf of each of Parent and Merger Sub by a senior executive officer of each to the effect that the condition set forth in Section 8.3(a)(i) has been satisfied.
          (b) Performance of Obligations of Parent and Merger Sub. (i) Each of Parent and Merger Sub shall have performed in all material respects all agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and (ii) the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by an executive officer of each to the effect that the condition set forth in Section 8.3(b)(i) has been satisfied.
ARTICLE IX
TERMINATION
     9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption by the stockholders of the Company referred to in Section 8.1(a), by mutual written consent of the Company (by action of the Company Board, approved by the Special Committee), and Parent.
     9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent or by the Company (provided that such action is approved by the Special Committee), if (a) the Merger shall not have been consummated by July 21, 2007 (the “Termination Date”), or (b) any Injunction permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated (in the case of Section 9.2(a), by the Termination Date).
     9.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by the Company (provided that such action is approved by the Special Committee) (i) in the case of subsections (a)-(d) of this Section 9.3, before or after Company Stockholder Approval and (ii) and in the case of subsection (e), at any time prior to Company Stockholder Approval, if:
          (a) any representations or warranties made by Parent or Merger Sub in this Agreement shall fail to be true or correct on or after the execution of this Agreement, (i) such that the conditions set forth in Section 8.3(a) would not be satisfied, and (ii) such failures are not cured, or are not reasonably capable of being cured, by the Termination Date;

          (b) any of the covenants or agreements made by Parent or Merger Sub in this Agreement shall have been breached after the execution of this Agreement (i) such that the conditions set forth in Section 8.3(b) would not be satisfied, and (ii) such breaches are not cured, or are not reasonably capable of being cured, by the date that is thirty (30) days after the earlier of (1) the date Parent becomes aware of the existence of the breach and (2) the date Parent receives written notice from the Company of the Company’s belief that a breach has occurred, which notice explains in reasonable detail the basis for such belief;
          (c) a Parent Material Adverse Effect occurs and such Parent Material Adverse Effect is not cured, or is not reasonably capable of being cured, within thirty (30) days after the earlier of (x) the date Parent becomes aware of the existence of the Parent Material Adverse Effect and (y) the date Parent receives written notice from the Company of the Company’s belief that a Parent Material Adverse Effect has occurred, which notice explains in reasonable detail the basis for such belief;
          (d) in violation of the Bridge Facility Agreement, Bridge Finance Lender fails to fund a Loan (as defined in the Bridge Facility Agreement) required under the Bridge Facility Agreement following satisfaction of all of the conditions precedent to such Loan as provided in the Bridge Facility Agreement, provided, however, that no termination under this Section 9.3(d) shall be effective unless the Company has provided Parent and Bridge Finance Lender with written notice of such violation and such violation has not been cured by Parent or Bridge Finance Lender within thirty (30) days of Parent’s and Bridge Finance Lender’s receipt of such notice;
          (e) the Company, having complied in all material respects with its obligations under this Agreement, including without limitation its obligations under Section 7.2 of this Agreement, receives a Section 7.2(a)(y)(A) Acquisition Proposal, and all of the following additional conditions are satisfied:
               (i) the Special Committee or Company Board determines that such Section 7.2(a)(y)(A) Acquisition Proposal constitutes a Superior Proposal;
               (ii) the Special Committee or Company Board give Parent written notice of the existence of, the nature of, and the identity of the Person making such Section 7.2(a)(y)(A) Acquisition Proposal (including, to the knowledge of the Special Committee or Company Board, as the case may be, after reasonable inquiry of the Person who has made such Section 7.2(a)(y)(A) Acquisition Proposal, all Persons Controlling such Person) and the material terms and conditions of such Section 7.2(a)(y)(A) Acquisition Proposal, including without limitation a copy of a proposed definitive written agreement to consummate the transactions contemplated by such Section 7.2(a)(y)(A) Acquisition Proposal, executed by the Person making such Section 7.2(a)(y)(A) Acquisition Proposal (the “Specified Definitive Acquisition Agreement”), and the members of the Special Committee and its financial advisor and outside legal counsel make themselves available to Parent as promptly as practicable for the purposes of engaging in good faith negotiations regarding executing a possible amendment to this Agreement or an alternative transaction if so requested by Parent;

               (iii) the notice provided under Section 9.3(e)(ii) contains a written certification of the fact that the Special Committee or Company Board has determined such Section 7.2(a)(y)(A) Acquisition Proposal to be a Superior Proposal and that the Specified Definitive Acquisition Agreement has been executed and delivered to the Company by the Person making such Section 7.2(a)(y)(A) Acquisition Proposal;
               (iv) on the third Business Day following the delivery to Parent of the notice referred in Section 9.3(e)(ii) and the certification specified in Section 9.3(e)(iii), (A) the Special Committee or Company Board determines that, notwithstanding delivery of any written instrument executed by Parent and Merger Sub that, if countersigned by the Company, would effect amendments to this Agreement, such Section 7.2(a)(y)(A) Acquisition Proposal continues to constitute a Superior Proposal and authorizes the Company’s officers and directors, on behalf of the Company, to execute the Specified Definitive Acquisition Agreement and deliver it to the Person who executed it, and (B) the Specified Definitive Acquisition Agreement is so executed by the Company and becomes fully effective and binding; and
               (v) concurrently with the Company’s execution and delivery of the Specified Definitive Acquisition Agreement pursuant to in Section 9.3(e)(iv), the Initial Termination Fee is paid to Parent, by a deposit of immediately available funds to an account theretofore designated by Parent, by the Person with whom the Company has entered into the Specified Definitive Acquisition Agreement.
     9.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by Parent, if:
          (a) the Company Board or the Special Committee shall have withdrawn or adversely qualified or modified the Recommendation;
          (b) any representations or warranties made by the Company in this Agreement shall fail to be true or correct on or after the execution of this Agreement, (i) such that the conditions set forth in Section 8.2(a) would not be satisfied, and (ii) such failures are not cured, or are not reasonably capable of being cured, by (A) in the case of a failure to be true and correct of a Category I Specified Representation or a Category II Specified Representation, the date that is thirty (30) days after the earlier of (1) the date the Company becomes aware of the existence of the failure to be true and correct and (2) the date the Company receives written notice from Parent of Parent’s belief that a failure to be true and correct has occurred, which notice explains in reasonable detail the basis for such belief, or (B) in the case of all other failures of a representation or warranty of the Company to be true and correct, the Termination Date;
          (c) any covenants or agreements made by the Company in this Agreement shall have been breached after the execution of this Agreement (i) such that the conditions set forth in Section 8.2(b) would not be satisfied, and (ii) such breaches are not cured, or are not reasonably capable of being cured, by the date that is thirty (30) days after the earlier of (1) the date the Company becomes aware of the existence of the breach and (2) the date the Company receives written notice from Parent of Parent’s belief that a breach has occurred, which notice explains in reasonable detail the basis for such belief; or

          (d) if a Company Material Adverse Effect occurs and such Company Material Adverse Effect is not cured within thirty (30) days after the earlier of (x) the date the Company becomes aware of the existence of the Company Material Adverse Effect and (y) the date the Company receives written notice from Parent of Parent’s belief that a Company Material Adverse Effect has occurred, which notice explains in reasonable detail the basis for such belief.
     9.5 Effect of Termination and Abandonment. In the event of a termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, the provisions of Sections 5.17, 6.9 and Article X of this Agreement shall survive the termination of this Agreement, but in all other respects this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.
ARTICLE X
MISCELLANEOUS AND GENERAL
     10.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement pursuant to the terms hereof.
     10.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, (i) this Agreement may be amended, modified or supplemented only in writing executed by each of the parties hereto by action of the board of directors of each such party (in the case of the Company, approved by the Special Committee), and (ii) any provisions herein may be waived only in writing executed by the party or parties against whom such waiver is asserted by action of such party or parties’ board of directors (in the case of the Company, approved by the Special Committee).
     10.3 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law, in such party’s sole discretion.
     10.4 Definitions. The definitions of capitalized terms used in this Agreement are set forth and/or listed in Annex I.
     10.5 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
     10.6 Governing Law and Venue; Waiver of Jury Trial.
          (a) This Agreement shall be deemed to be made and in all respects shall be interpreted, construed and governed by and in accordance with the Law of the state of Delaware without regard to the conflict of law principles thereof. The parties hereto hereby irrevocably submit exclusively to the jurisdiction of the Chancery Courts of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties for purposes of the foregoing, and consent to service of process in connection therewith by notice given in accordance with the notice procedures contained in Section 10.7 of this Agreement.
          (b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.
          (c) Parent hereby irrevocably appoints CT Corporation System, at its office at 1209 Orange Street, Wilmington, DE 19801, its lawful agent and attorney to accept and acknowledge service of any and all process against it in any action, suit or proceeding arising in connection with this Agreement and upon whom such process may be served, with the same effect as if Parent were a resident of the Delaware and had been lawfully served with such process in such jurisdiction. In the case of any service by the Company upon such agent and attorney, the Company shall also deliver a copy thereof to Parent at the address and in the manner specified in Section 10.7. In the event that such agent and attorney resigns or otherwise becomes incapable of acting as such, Parent will appoint a successor agent and attorney in Delaware with like powers.
     10.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, facsimile or by overnight courier:

If to Parent or Merger Sub:
Renova Media Enterprises Ltd.
Shirley House, 50 Shirley Street,
Nassau, Bahamas
Attention: Directors
and
Renova Management AG
Representative Office in Moscow
Shipok Street 18, Bld 2
Moscow 115093, Russian Federation
Attention: Chief Legal Officer
Facsimile: + 7 495 363 6074
with a copy, which will not constitute notice, to:
DLA Piper US LLP
1251 Avenue of the Americas, 29th Floor
New York, New York 10020-1104
Attention: Marjorie Adams, Esq.
Facsimile: (212) 335-4501
and
DLA Piper US LLP
2000 University Avenue
East Palo Alto, CA 94303
Attention: Henry Lesser, Esq.
Facsimile: (650) 833-2001
If to the Company:
Moscow CableCom Corp.
5 Waterside Crossing, Third Floor
Windsor, CT 06095
Attention: Chief Executive Officer
Facsimile Number: (860) 298-0685
with a copy, which will not constitute notice, to:
Covington & Burling LLP
1330 Avenue of the Americas
New York, NY 10011
Attention: Scott Smith, Esq.
Facsimile: (646) 441-9056

and
Covington & Burling LLP
1201 Pennsylvania Avenue, NW
Washington, DC 20004
Attention: Ralph Voltmer, Esq.
Facsimile: (202) 778-5479

or to such other persons or addresses as may be designated in writing by the Person to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one Business Day by delivery pursuant to one of the other methods described herein); or on the next Business Day after deposit with an internationally recognized overnight courier, if sent by such a courier.
     10.8 Entire Agreement. This Agreement, including the schedules, exhibits and annexes hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; provided, however, that nothing in this Agreement shall be deemed to modify or supersede (i) the letter from Parent to the Company dated November 10, 2006, described in Amendment #7 to Schedule 13D filed with the SEC by Parent and Victor Vekselberg on November 13, 2006, (ii) the Confidentiality Agreement, or (iii) any agreement between Parent and/or an affiliate of Parent, on the one hand, and the Company or any of its Subsidiaries, on the other hand, effecting or relating to the borrowing of money or the issuance of equity securities by the Company or any of its Subsidiaries, and each instrument referred to in (i), (ii) and (iii) of this proviso shall survive any termination of this Agreement.
     10.9 Enforcement; No Third Party Beneficiaries.
          (a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Except as expressly set forth in Section 7.10 (Indemnification; Directors’ and Officers’ Insurance) of this Agreement, this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder.
          (b) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled.
     10.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable the remaining provisions hereof, shall, subject to the following sentence, remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.
     10.11 Interpretation; Absence of Presumption.
          (a) For the purposes hereof, (1) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (2) the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the schedules and annexes hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule, and Annex references are to the Articles, Sections, paragraphs, Schedules and Annexes to this Agreement unless otherwise specified, (3) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless the context otherwise requires or unless otherwise specified, (4) the word “or” shall not be exclusive, and (5) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.
          (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
     10.12 Fees and Expenses.
          (a) The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article IV. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the Schedule 13E-3 and printing and mailing the Company Information Statement and the Schedule 13E-3 shall be shared equally by Parent and the Company unless a Superior Proposal is consummated, in which case the Company shall be responsible for the expenses incurred in connection with the filing fee for the Schedule 13E-3 and printing and mailing the Company Information Statement and the Schedule 13E-3.

          (b) Nothing in this Section 10.12 shall affect Parent’s right to receive and retain the Initial Termination Fee in the event it becomes payable under Section 9.3(e). In addition, if, within twelve (12) months of a termination of this Agreement under Section 9.3(e), the Company enters into a definitive agreement that provides for an Acquisition Proposal (other than the Acquisition Proposal provided for in the Specified Definitive Acquisition Agreement), then immediately upon the execution of such definitive agreement, the Company shall be obligated to pay Parent by a deposit of immediately available funds to an account theretofore designated by Parent, the sum of One Million Five Hundred Thousand Dollars ($1,500,000); provided, however, that for the purposes of this Section 10.12, any references to “15%” in the definition of Acquisition Proposal shall be deemed replaced with “50%”.
     10.13 Assignment. This Agreement shall not be assignable by any party hereto; provided, however, that Parent may designate, by written notice to the Company, another Subsidiary of Parent to be a constituent corporation in lieu of Merger Sub, whereupon all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties with respect to such other Subsidiary as of the date of such designation. Any purported assignment in violation of this Agreement will be void ab initio.
[the rest of this page is intentionally left blank]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

MOSCOW CABLECOM CORP.

By:	/s/ Andrew Intrater

Name: Andrew Intrater
Title: Chairman

RENOVA MEDIA ENTERPRISES LTD.

By:	/s/ Vladimir Kuznetsov

Name: Vladimir Kuznetsov
Title: Chairman of the Supervisory Board

GALAXY MERGER SUB CORPORATION

By:	/s/ Andrey Osipov

Name: Andrey Osipov
Title: President
[Merger Agreement Signature Page]

ANNEX AND EXHIBITS

Annex I	Glossary of Defined Terms

Exhibit A	Certificate of Incorporation

Exhibit B	Form of Written Consent of Stockholder

ANNEX I
GLOSSARY OF DEFINED TERMS
     As used in this Agreement, the following terms shall have the meanings set forth below:
     “Acquisition Proposal” shall have the meaning set forth in Section 7.2(a).
     “Action” shall mean any civil, criminal or administrative suit, claim, hearing, inquiry, action, proceeding or publicly announced investigation.
     “Benefit Plans” shall mean with respect to the Company and each Subsidiary of the Company, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ERISA, (ii) each loan to any current or former non-officer employee, officer or directors or director and any stock option, stock purchase, phantom stock, stock appreciation right, equity based award, supplemental retirement, severance, termination, change in control, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (iv) other fringe, welfare or employee benefit plans, programs, policies, agreements or arrangements, and (v) any current or former employment or, consulting, retention, executive compensation or severance agreements or arrangements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or director of the Company with respect to which the Company or any Company Subsidiary has or could reasonably have any liability.
     “Bridge Facility Agreement” shall have the meaning set forth in the seventh paragraph of the Recitals.
     “Bridge Finance Lender” shall have the meaning set forth in the seventh paragraph of the Recitals.
     “Business Day” shall mean any day other than a Saturday, Sunday, U.S. Federal holiday or any other day on which banking institutions in New York City, United States of America or Moscow, Russian Federation, are authorized or obligated by Law to be closed.
     “By-Laws” shall have the meaning set forth in Section 2.2.
     “Category I Specified Representations” shall have the meaning set forth in Section 8.2(a).
     “Category II Specified Representations” shall have the meaning set forth in Section 8.2(a).
     “Certificate” shall have the meaning set forth in Section 4.1(a)(iii).
     “Certificate of Merger” shall have the meaning set forth in Section 1.3.

     “Charter” shall have the meaning set forth in Section 2.1.
     “Closing” shall have the meaning set forth in Section 1.2.
     “Closing Date” shall have the meaning set forth in Section 1.2.
     “Code” shall mean the U.S. Internal Revenue Code, as amended.
     “Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.
     “Common Stock Merger Consideration” shall have the meaning set forth in Section 4.1(a)(i).
     “Company Board” shall have the meaning set forth in the Recitals.
     “Company Common Warrant” shall have the meaning set forth in Section 4.4(b).
     “Company Disclosure Schedule” shall have the meaning set forth in the opening paragraph of ARTICLE V.
     “Company Information Statement” shall have the meaning set forth in Section 7.3(a).
     “Company Material Adverse Effect” shall mean any state of facts, change, development, event, effect, condition or occurrence (including, without limitation, any breach of a representation or warranty contained herein by the Company) that, individually or in the aggregate, materially and adversely affects (i) the business, assets, liabilities, property, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to perform its obligations hereunder or to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account, alone or in combination, in determining whether there has been or will be, a Company Material Adverse Effect: (1) any change in general economic or political conditions not specifically relating to the Company or any Company Subsidiary and not disproportionately adversely affecting the Company or any Company Subsidiary, (2) any change in prevailing interest rates or currency exchange rates, (3) any change in GAAP, (4) any change proximately resulting from the execution of this Agreement, the consummation of the transactions contemplated hereby and the announcement hereof, (5) any change resulting from the Company’s failure to meet internal forecasts or third party analyst estimates or projections, provided however that the exception in this clause (5) shall not in any way prevent or otherwise affect a determination that any change, effect, event, occurrence, state of facts or development underlying such failure constitutes a Company Material Adverse Effect, and (6) only for the purposes of Section 8.2 and Section 9.3, (i) any change resulting from actions taken by the City of Moscow or its employees and agents in compliance with and in furtherance of Decree #2114RP dated October 17, 2006, (ii) any change resulting from (x) private civil litigation commenced by a stockholder or purported stockholder of the Company or (y) any Action pending in a court of competent jurisdiction brought by any Governmental Entity other than a Governmental Entity established under the federal laws of the United States, in each case challenging this Agreement or the transactions contemplated hereby, or (iii) any change or development arising out of or resulting from any review by the Russian tax authorities of the Company’s value added tax payments during the Company’s 2004 and 2006 fiscal years.
     “Company Option” shall have the meaning set forth in Section 4.4(a).
     “Company Reports” shall mean each registration statement, report, notification, proxy statement or information statement filed by the Company since December 31, 2003, including without limitation the Company’s Annual Reports on Form 10-K for the years ended December 31, 2003, December 31, 2004 and December 31, 2005, respectively, and the Company’s Reports on Form 10-Q for the quarterly periods ended March 31, 2004, June 30, 2004, September 30, 2004, March 31, 2005, June 30, 2005, September 30, 2005, March 31, 2006, June 30, 2006, and September 30, 2006, respectively and the Company’s reports on Form 8-K, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC, which, together with any such reports filed subsequent to the date hereof.
     “Company Requisite Vote” shall mean the affirmative vote of the holders of a majority of the outstanding voting power of the then outstanding shares of Common Stock and Series B Stock, voting together as a single class.
     “Company Restricted Stock” shall have the meaning set forth in Section 4.4(d).
     “Company Stockholder Approval” shall have the meaning set forth in Section 8.1(a).
     “Company Sub” shall mean ZAO ComCor-TV, a closed joint stock company duly organized and validly existing under the Laws of the Russian Federation, and a wholly-owned direct Subsidiary of the Company.
     “Confidentiality Agreement” shall have the meaning set forth in Section 7.2(a).
     “Contract” shall mean any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation, whether written or oral.
     “Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;
     “Debenture” shall have the meaning set forth in Section 4.4(e).
     “DGCL” shall mean the Delaware General Corporation Law, as amended.
     “Dissenting Common Shares” shall have the meaning set forth in Section 4.1(a)(i).
     “Dissenting Common Stockholders” shall have the meaning set forth in Section 4.1(a)(i).
     “Dissenting Series A Shares” shall have the meaning set forth in Section 4.1(a)(ii).

     “Dissenting Series A Stockholders” shall have the meaning set forth in Section 4.1(a)(ii).
     “Effective Time” shall have the meaning set forth in Section 1.3.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is treated as a single employer with the Company (within the meaning of Section 414(b), (c), (m) or (o) of the Code.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder).
     “Excluded Common Shares” shall have the meaning set forth in Section 4.1(a)(i).
     “Excluded Series A Shares” shall have the meaning set forth in Section 4.1(a)(ii).
     “FAS Clearance” shall mean any clearance required from the Federal Antimonopoly Service of the Russian Federation under the laws of the Russian Federation for the transactions contemplated by this Agreement.
     “Financial Advisor” shall have the meaning set forth in Section 5.16.
     “GAAP” shall mean U.S. generally accepted accounting principles.
     “Governmental Consents” shall mean all notices, reports, and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits, clearances and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.
     “Governmental Entity” shall mean any court, tribunal, arbitrator, authority, agency, commission, governmental or regulatory body, official or other instrumentality of the United States, the Russian Federation, any other foreign country or any domestic or foreign state, county, city or other political subdivision.
     “Governmental Antitrust Entity” shall mean any Governmental Entity with jurisdiction over enforcement of any applicable antitrust and merger control Laws.
     “HSR Act” shall have the meaning set forth in Section 6.7.
     “Indemnified Persons” shall have the meaning set forth in Section 7.10.
     “Indenture” shall mean the Indenture, dated as of February 26, 1998, between the Company and The Chase Manhattan Bank, as Trustee, in respect of $4,311,000, aggregate principal amount, 10 1/2% Convertible Subordinated Debentures Due 2007.

     “Initial Termination Fee” shall mean Four Million Five Hundred Thousand Dollars ($4,500,000).
     “Injunction” shall have the meaning set forth in Section 8.1(b).
     “Insolvency Proceeding” shall mean a proceeding pending before any Governmental Entity that involves any bankruptcy, arrangement, reorganization or similar proceeding relating to the insolvency of the Company and/or the inability of the Company to pay its debts as they become due.
     “Intellectual Property” shall mean all U.S. and foreign (i) trademarks, service marks, trade names, Internet domain names, designs, slogans, and general intangibles of like nature, together with all goodwill related to the foregoing and including any registrations, renewals and applications for any of the foregoing; (ii) patents (including any registrations, renewals and applications therefor, (iii) copyrights (including any registrations, renewals and applications therefor), and (iv) Trade Secrets, in each case to the extent recognized as intellectual property under applicable Law.
     “Interested Stockholders” shall mean Parent, Moskovskaya Telecommunikationnaya Corporatsiya (“COMCOR”), any affiliate of Parent or COMCOR (other than the Company) and any officers or directors of Parent, COMCOR or such affiliates (other than the Company).
     “Knowledge of the Company” or “to the Company’s Knowledge” or words of similar import shall mean the personal knowledge, after reasonable inquiry, of the executives of the Company and of the Company’s Subsidiaries named in the Company Disclosure Schedule.
     “Law” shall mean any order, writ, injunction, judgment, arbitration award, agency requirement, decree, law (including the common law), statute, ordinance, rule or regulation, concession, franchise, permit, license or other governmental authorization or approval of any Governmental Entity.
     “Lien” shall mean, with respect to any asset (including any security) any option, claim, mortgage, lien, pledge, charge, security interest or encumbrance or restrictions of any kind in respect of such asset, other than: (i) statutory Liens of landlords, statutory Liens of banks and statutory rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, retention of title arrangements and other Liens imposed by Law, in each case incurred in the ordinary course of business (A) for amounts not yet overdue or (B) for amounts that are overdue and that (in the case of such amounts overdue for a period in excess of 30 days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, will have been made for any such contested amounts; (ii) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries; (iii) any zoning or similar Law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property; and (iv) Liens that do not either adversely affect the value of the real property subject to such Lien or prohibit or interfere with the operations of that real property or the business of the Company or the Subsidiaries.

     “Material Contract” shall mean any Contract currently in effect to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound that (i) is required to be described in, or filed as an exhibit to, any Company Report, (ii) provides for, or has provided for, the receipt or payment by the Company or any of its Subsidiaries of more than $250,000 per year, (iii) provides for the receipt or payment by the Company or any of its Subsidiaries of more than $500,000 in the aggregate during the term (whether fixed or indefinite) of the Contract, (iv) provides for the receipt by the Company or any of its Subsidiaries of more than $250,000 in the aggregate during the balance of the term (whether fixed or indefinite) of the Contract and does not provide the other party to the contract with the right to terminate the Contract for a payment of less than $50,000; (v) provides for the payment by the Company or any of its Subsidiaries of more than $250,000 in the aggregate during the balance of the term (whether fixed or indefinite) of the Contract and does not provide the Company or a Company Subsidiary with the right to terminate the Contract for a payment of less than $50,000, or (vi) if terminate, would reasonably be expected to result in a Company Material Adverse Effect.
     “Merger” shall have the meaning set forth in the Recitals.
     “Option Cash Out Payment” shall have the meaning set forth in Section 4.4(a).
     “Parent Material Adverse Effect” shall mean any state of facts, change, development, event, effect, condition or occurrence (including, without limitation, any breach of a representation or warranty contained herein by Parent) that, individually or in the aggregate, materially and adversely affects the ability of the Parent to perform timely its obligations hereunder or to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that only for the purposes of Section 8.3(a) and Section 9.4, a state of facts, change, development, event, effect, condition or occurrence resulting from (x) private civil litigation commenced by a stockholder or purported stockholder of the Company or (y) any Action pending in a court of competent jurisdiction brought by any Governmental Entity other than a Governmental Entity established under the federal laws of the United States, in each case challenging this Agreement or the transactions contemplated hereby, shall not be deemed in and of itself to constitute, and shall not be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect.
     “Paying Agent” shall have the meaning set forth in Section 4.2(a).
     “Payment Fund” shall have the meaning set forth in Section 4.2(a).
     “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
     “Preferred Stock” shall mean the preferred stock, par value $0.01 per share, of the Company.
     “Record Date” shall have the meaning set forth in Section 7.3(d).
     “Representatives” shall have the meaning set forth in Section 7.2(a).

     “Recommendation” shall have the meaning set forth in Section 7.3(c).
     “Record Date” shall have the meaning set forth in Section 7.3(d).
     “Schedule 13E-3” shall have the meaning set forth in Section 7.3(b).
     “SEC” shall mean the United States Securities and Exchange Commission.
     “SEC Business Day” shall mean any day other than a Saturday, Sunday, U.S. Federal holiday or any other day on which the SEC is obligated by Law to be closed.
     “Section 7.2(a)(y)(A) Acquisition Proposal” shall have the meaning set forth in Section 7.2(a).
     “Securities Act” shall mean the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder).
     “Series A Stock” shall have the meaning set forth in Section 4.1(a)(ii).
     “Series A Merger Consideration” shall have the meaning set forth in Section 4.1(a)(ii).
     “Series B Stock” shall mean the Series B Convertible Preferred Stock, par value $0.01 per share, of the Company.
     “Special Committee” shall have the meaning set forth in the Recitals.
     “Specified Definitive Acquisition Agreement” shall have the meaning set forth in Section 9.3(e).
     “Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated or domestic or foreign to the United States, of which (x) such party or any other Subsidiary of such party is a general partner or (y) at least a majority of the total voting power of the securities (or other interests having by their terms ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.
     “Superior Proposal” shall have the meaning set forth in Section 7.2(a).
     “Surviving Corporation” shall have the meaning set forth in Section 1.1.
     “Takeover Statute” shall have the meaning set forth in Section 5.15.
     “Tax” (including, with correlative meaning, the term “Taxes”) shall mean all U.S. federal, state, local and foreign (including taxes imposed by the Russian Federation and the City of Moscow) income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not.
     “Tax Return” shall mean all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with, or supplied to, any Tax authority under applicable Law.
     “Termination Date” shall have the meaning set forth in Section 9.2.
     “Trade Secrets” shall mean all inventions, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.
     “Warrant Cash Out Payment” shall have the meaning set forth in Section 4.4(b).
     “Written Consent” shall have the meaning set forth in Section 7.4(b).

EXHIBIT A
CERTIFICATE OF INCORPORATION
OF
MOSCOW CABLECOM CORP.
          FIRST: The name of the corporation is Moscow CableCom Corp.
          SECOND: The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington (19801), County of New Castle. The name of the corporation’s registered agent at such address is The Corporation Trust Company.
          THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.
          FOURTH: The total number of shares of stock which the corporation is authorized to issue is 40,000,000 shares of common stock, having a par value of $.01 per share.
          FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the by-laws of the corporation.
          SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the by-laws.
          SEVENTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director,

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except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.
          EIGHTH: The corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.
          NINTH: The name and mailing address of the incorporator is as follows:

Bruce S. Pailet
Robinson & Cole LLP
One Commercial Plaza
Hartford, Connecticut 06103

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EXHIBIT B
FORM OF WRITTEN CONSENT OF STOCKHOLDER
OF
MOSCOW CABLECOM CORP.
          The undersigned, being the holder of at least a majority of the voting power of the outstanding shares of capital stock of Moscow CableCom Corp., a Delaware corporation (the “Corporation”), does hereby consent to the adoption of and does hereby adopt the following resolutions by written consent in lieu of a meeting pursuant to Section 228 of the Delaware General Corporation Law:
     WHEREAS, the Agreement and Plan of Merger, attached hereto as Exhibit A, by and among Parent, a Bahamian corporation, Galaxy Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Parent, and the Corporation (the “Merger Agreement”) has been approved and declared advisable by the Board of Directors of the Corporation, and the Board has directed that the Merger Agreement be executed by a duly authorized officer of the Corporation and thereafter submitted to the stockholders for their approval; it is hereby
     RESOLVED, that the Merger Agreement be, and hereby is, adopted, and the Merger (as defined in the Merger Agreement) be, and hereby is, approved.
          The Secretary of the Corporation is hereby authorized to file an executed copy of this Consent in the minute book of the Corporation.
          IN WITNESS WHEREOF, the undersigned hereby consents to, approves and adopts the foregoing actions.

RENOVA MEDIA ENTERPRISES LTD.

Dated: , 2007	By:

Name:
Title:

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